EXHIBIT 99.1

Global Self Storage Reports Full Year 2023 Results

Strong Occupancy Rates and Tenant Duration Drove Same-Store Revenue Growth Despite Competitive Move-in Rate Environment

Millbrook, NY – March 26, 2024 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust that owns, operates, manages, acquires, and redevelops self-storage properties, reported results for the fourth quarter and full year ended December 31, 2023. All comparisons are to the same year-ago period unless otherwise noted.

Q4 2023 Highlights

•
Total revenues decreased 2.7% to $3.0 million.
•
Net income increased to $1.1 million or $0.10 per diluted share from $440,000 or $0.04 per basic and diluted share.
•
Funds from operations (FFO) decreased 13.0% to $0.9 million or $0.08 per diluted share (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).
•
Adjusted FFO (AFFO), a non-GAAP term, decreased 9.1% to $1.0 million or $0.09 per diluted share.
•
Same-store revenues decreased 2.5% to $3.0 million.
•
Same-store net operating income (NOI), a non-GAAP term, decreased 7.1% to $1.8 million.
•
Same-store occupancy at December 31, 2023 was 89.3% compared to 89.6% at December 31, 2022 as the company optimized rental revenue. As of March 15, 2024, same-store occupancy increased to 92.1%.
•
Same-store average tenant duration of stay at December 31, 2023 was approximately 3.4 years up from approximately 3.3 years at December 31, 2022.
•
Maintained quarterly dividend of $0.0725 per common share.
•
Capital resources at December 31, 2023 totaled approximately $24.3 million, comprised of $7.0 million in cash, cash equivalents and restricted cash; $2.8 million in marketable securities; and $14.5 million available under the company’s revolving credit facility.

Full Year 2023 Highlights

•
Total revenues increased 2.1% to $12.2 million.
•
Net income totaled $2.9 million or $0.26 per diluted share from $2.1 million or $0.19.
•
FFO decreased 7.2% to $4.2 million or $0.38 per diluted share.

•
AFFO decreased 6.9% to $4.4 million or $0.40 per diluted share.
•
Same-store revenues increased 2.1% to $12.1 million.
•
Total same-store revenue per leased square foot increased 2.4% to $16.34.
•
Same-store NOI decreased 1.7% to $7.6 million.

Dividend

On March 1, 2024, the company declared a quarterly dividend of $0.0725 per share, consistent with the quarterly dividend for the year-ago period and previous quarter. The quarterly distribution represents an annualized dividend rate of $0.29 per share.

Company Objective

The objective of the company is to increase value over time for the benefit of its stockholders. Toward this end, the company will continue to execute its strategic business plan, which includes funding acquisitions, either directly or through joint ventures, and expansion projects at its existing properties. The company's board of directors regularly reviews the strategic business plan, with topics and metrices that include capital formation, debt versus equity ratios, dividend policy, use of capital and debt, FFO and AFFO performance, and optimal cash levels.

The management of Global Self Storage believes that the company's continued operational performance and capital resources position it well to continue to pursue its strategic business plan.

Management Commentary

“In 2023, we generated record annual same-store revenue despite a competitive move-in rate environment and general economic headwinds related to inflation and interest rates,” stated Global Self Storage president and CEO, Mark C. Winmill. “We saw lower move-in rental rates year-over-year across the self-storage industry, but we were able to partially offset decreases in our move-in rates with our proprietary revenue rate management program.

“Our strong occupancy rate for the year overall was a result of our balanced approach of both digital and grass roots marketing designed to attract high-quality tenants who are more price resilient and stay for a longer duration. This helped drive a record same-store average tenant duration of stay, which was a peer-leading 3.4 years at year end. Our West Henrietta occupancy in particular increased nine percentage points to 88.6% at year-end as compared to the previous year. Since the end of the year, our average same-store occupancy has increased 2.8 percentage points to 92.1% as of March 15, 2024.

“We anticipate our overall average occupancy rates will continue to improve this year, with this strengthening our pricing power. Supporting this outlook is our belief that our local grass roots marketing, which includes distribution of flyers, LED reader boards and participation in community programs, is more effective and better utilized by us than our peers for attracting high-quality tenants.

“On the digital marketing front, we re-launched our website in Q4 with an enhanced user interface designed for better engagement and utilization of our now more than 2,700 tenant Google reviews, which has increased by over 160 reviews since December 31, 2023. Our reviews are a great asset as many of our properties have hundreds of Google reviews and our properties have a combined average rating of more than 4.8 out of 5 stars.

"We are planning for the heightened competitive pricing environment to persist, with continued pressure on move-in rates and increased marketing spend aimed at attracting high-quality tenants. We're also implementing measures to manage expenses amidst ongoing inflationary challenges.

“To be sure, these challenges are not unique to us but are industry wide. In that way, they also have a positive aspect in how we see them creating opportunities for favorable acquisitions and partnerships. Supported by our robust financial position, we're actively pursuing potential self-storage property acquisitions in select regions across the United States, and particularly where supply growth is limited and competition from other professionally managed operators is generally less.

“As we progress through the year, we expect to continue to benefit from our revenue rate management program, enhanced website, and various marketing initiatives. Our commitment to offering a seamless, secure, and customer-centric experience is unwavering, which we believe helps us attract high-quality tenants. Our comprehensive marketing strategies and the potential for growth through acquisitions makes us confident that our professional management will continue to build long-term shareholder value.”

Q4 2023 Financial Summary

Total revenues decreased 2.7% to $3.0 million in the fourth quarter of 2023, with the decrease due primarily to lower move-in rental rates.

Total operating expenses increased 3.9% to $2.3 million compared to $2.2 million in the same year-ago period. The increase was attributable to an increase in store level expenses and general and administrative expenses. The increase in store level operating expenses was due primarily to increased expenses for employment costs and real estate property taxes.

Operating income decreased 19.8% to $680,000, as compared to $848,000 in the same period last year, which was primarily due to increased total expenses.

Net income increased to $1.1 million or $0.10 per basic and diluted share from $440,000 or $0.04 per basic and diluted share in the same year-ago period. The increase was primarily due to an unrealized gain in marketable equity securities and higher interest income on money market mutual fund balances.

As of December 31, 2023, the company’s capital resources totaled approximately $24.3 million, comprised of $7.0 million in cash, cash equivalents and restricted cash, $2.8 million of marketable securities, and $14.5 million available for withdrawal under the company’s revolving credit facility.

Q4 2023 Same-Store Results

As of December 31, 2023, the company owned 12 same-store properties and managed one third-party-owned property, and there were no non-same-store properties.

For the fourth quarter of 2023, same-store revenues decreased 2.5% to $3.0 million compared to $3.0 million in the same period last year. This decrease was due primarily to increased expenses for employment costs and real estate property taxes.

Same-store cost of operations increased 5.3% to $1.2 million compared to $1.1 million in the same period last year. This increase in same-store cost of operations was due primarily to increased expenses for employment costs and real estate property taxes.

Same-store NOI decreased 7.1% to $1.8 million compared to $1.9 million in the same period last year. The decrease was primarily due to the increased cost of operations mentioned above.

Same-store occupancy at December 31, 2023 increased to 89.3% from 89.6% at December 31, 2022. As of March 15, 2024, occupancy at the company’s same-store properties was 92.1%.

Same-store average duration of tenant stay at December 31, 2023 was approximately 3.4 years compared to approximately 3.3 years at December 31, 2022.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Q4 2023 Operating Results

Net income in the fourth quarter of 2023 increased to $1.1 million or $0.10 per basic and diluted share from $440,000 or $0.04 per basic and diluted share in the fourth quarter of 2022.

Property operations expense increased to $1.2 million from $1.1 million in the same period last year.

General and administrative expenses increased to $703,000 from $689,000 in the same period last year.

Business development costs increased to $8,900 from $1,600 in the same period last year.

Interest expense increased to $227,000 from $208,000 in the year-ago period. The increase was attributable to the change in fair value of the interest rate cap and cash settlements under the interest rate cap from the difference between the reference interest rate and the strike rate.

FFO decreased 13.0% to $0.9 million or $0.08 per diluted share compared to FFO of $1.1 million or $0.10 per diluted share in the same period last year.

AFFO decreased 9.1% to $1.0 million or $0.09 per diluted share compared to AFFO of $1.1 million or $0.10 per diluted share in the same period last year.

Full Year 2023 Financial Summary

For the full year of 2023, total revenues increased 2.1% to $12.2 million from $11.9 million in 2022. This increase was due primarily to the company’s revenue rate management program that raised existing tenant rates.

Total operating expenses increased 7.9% to $9.1 million compared to $8.4 million in 2022. The increase was primarily due to an increase in store level expenses and general and administrative expenses. The increase in store level operating expenses was primarily the result of increased expenses for employment costs and real estate property taxes.

Operating income decreased 11.8% to $3.1 million from $3.5 million in 2022.

Net income increased to $2.9 million or $0.26 per basic and diluted share from $2.1 million or $0.19 per basic and diluted share in 2022.

Full Year 2023 Same-Store Results

For the full year of 2023, same-store revenues increased 2.1% to $12.1 million from $11.9 million in 2022. This increase was due primarily to the company’s revenue rate management program that increased existing tenant rates.

Same-store cost of operations increased 9.1% to $4.5 million from $4.2 million in 2022. This increase was primarily due to increased expenses related to employment costs, repairs and maintenance, as well as real estate property taxes. The increase was partially offset by decreased marketing costs and internet advertising expenses.

Same-store NOI decreased 1.7% to $7.6 million from $7.7 million in 2022, which was primarily due to the increase in expenses mentioned above.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Full Year 2023 Operating Results

Net income in the full year of 2023 increased to $2.9 million or $0.26 per basic and diluted share from $2.1 million or $0.19 per basic and diluted share in 2022.

Property operations expense increased to $4.5 million from $4.2 million in 2022.

General and administrative expenses increased to $2.9 million from $2.6 million in 2022.

Business development costs decreased to $20,000 from $48,000 in 2022.

Interest expense increased to $846,000 from $780,000 in 2022. This increase was attributable to the change in fair value of the interest rate cap and cash settlements under the interest rate cap from the difference between the reference interest rate and the strike rate.

FFO decreased 7.2% to $4.2 million or $0.38 per diluted share from $4.5 million or $0.41 per diluted share in 2022.

AFFO decreased 6.9% to$4.4 million or $0.40 per diluted share from AFFO of $4.7 million or $0.43 per diluted share in 2022.

Q4 2023 and Full Year 2023 FFO and AFFO (Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income	$1,097,400	$440,451	$2,938,769	$2,057,723
Eliminate items excluded from FFO:
Unrealized (gain) loss on marketable equity securities	(574,142)	227,144	(408,876)	1,117,029
Depreciation and amortization	409,420	404,897	1,634,044	1,619,239
Gain on Paycheck Protection Program (PPP) loan forgiveness	—	—	—	(307,210)
FFO attributable to common stockholders	932,678	1,072,492	4,163,937	4,486,781
Adjustments:
Compensation expense related to stock-based awards	73,324	42,809	199,752	173,921
Business development, capital raising, and property acquisition costs	8,928	1,632	20,080	48,340
AFFO attributable to common stockholders	$1,014,930	$1,116,933	$4,383,769	$4,709,042

Earnings per share attributable to common stockholders - basic	$0.10	$0.04	$0.26	$0.19
Earnings per share attributable to common stockholders - diluted	$0.10	$0.04	$0.26	$0.19
FFO per share - diluted	$0.08	$0.10	$0.38	$0.41
AFFO per share - diluted	$0.09	$0.10	$0.40	$0.43

Weighted average shares outstanding - basic	11,057,928	11,025,477	11,045,699	10,845,884
Weighted average shares outstanding - diluted	11,096,619	11,071,042	11,087,217	10,900,041

Additional Information

Additional information about the company’s fourth quarter and full year of 2023 results, including financial statements and related notes, is available on Form 10-K as filed with the U.S. Securities and Exchange Commission and posted to the investor relations section of the company’s website.

About Global Self Storage

Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, and redevelops self-storage properties. The company’s self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 13 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.

For more information, go to ir.globalselfstorage.us or visit the company’s customer site at www.globalselfstorage.us. You can also follow Global Self Storage on X, LinkedIn and Facebook.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. The Company also excludes unrealized gains on marketable equity securities and gains relating to PPP loan forgiveness. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the Company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

Adjusted FFO (“AFFO”) and AFFO per share are non-GAAP measures that represent FFO and FFO per share excluding the effects of stock-based compensation, business development, capital raising, and acquisition related costs and non-recurring items, which we believe are not indicative of the Company’s operating results. AFFO and AFFO per share are not a substitute for net income or earnings per share. AFFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the analyst community considers our AFFO (or similar measures using different terminology) when evaluating us. Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies. However, the Company believes that to further understand the performance of its stores, AFFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

We believe net operating income or “NOI” is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Same-Store Self Storage Operations Definition

We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market-specific data, is representative of similar self storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions, or new ground-up developments. At December 31, 2023, we owned twelve same-store properties and zero non same-store properties. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, NOI, etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions, or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

Cautionary Note Regarding Forward Looking Statements

Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the company, which may cause the company’s actual results to be materially different from those expressed or implied by such statements. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the company’s filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the company’s examination of historical operating trends and estimates of future earnings, are based upon the company’s current expectations and various assumptions. The company’s expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the company’s expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Company Contact:

Thomas O’Malley

Chief Financial Officer

Global Self Storage

1 (212) 785-0900, ext. 267

tomalley@globalselfstorage.us

Investor Relations Contact:

Ron Both

CMA Investor Relations

Tel (949) 432-7566

Email Contact

Media Contact:

Tim Randall

CMA Media Relations

Tel (949) 432-7572

Email Contact

GLOBAL SELF STORAGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2023	December 31, 2022
Assets
Real estate assets, net	$55,481,220	$56,884,160
Cash and cash equivalents	6,921,779	6,363,610
Restricted cash	106,767	151,397
Investments in securities	2,775,029	2,366,153
Accounts receivable	169,410	168,299
Prepaid expenses and other assets	629,196	479,458
Interest rate cap	50,881	123,152
Line of credit issuance costs, net	50,801	152,402
Goodwill	694,121	694,121
Total assets	$66,879,204	$67,382,752
Liabilities and stockholders' equity
Note payable, net	$16,901,219	$17,420,854
Accounts payable and accrued expenses	1,731,958	1,622,784
Total liabilities	18,633,177	19,043,638
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized; 11,153,513 shares and 11,109,077 shares issued and outstanding at December 31, 2023 and 2022, respectively	111,535	111,091
Additional paid in capital	49,229,020	49,029,712
Accumulated deficit	(1,094,528)	(801,689)
Total stockholders' equity	48,246,027	48,339,114
Total liabilities and stockholders' equity	$66,879,204	$67,382,752

GLOBAL SELF STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Revenues
Rental income	$ 2,861,319	$ 2,943,291	$11,719,165	$11,485,511
Other property related income	98,789	93,869	392,577	375,571
Management fees and other income	16,262	21,550	78,973	83,768

Total revenues	2,976,370	3,058,710	12,190,715	11,944,850

Expenses
Property operations	1,174,658	1,115,702	4,549,038	4,169,182
General and administrative	703,335	688,516	2,876,300	2,580,899
Depreciation and amortization	409,420	404,897	1,634,044	1,619,239

Business development	8,928	1,632	20,080	48,340

Total expenses	2,296,341	2,210,747	9,079,462	8,417,660

Operating income	680,029	847,963	3,111,253	3,527,190

Other income (expense)
Dividend and interest income	70,085	27,681	265,046	120,575
Unrealized gain/(loss) on marketable equity securities	574,142	(227,144)	408,876	(1,117,029)
Interest expense	(226,856)	(208,049)	(846,406)	(780,223)
Gain on Paycheck Protection Program (PPP) loan forgiveness	—	—	—	307,210

Total other income (expense), net	417,371	(407,512)	(172,484)	(1,469,467)

Net income and comprehensive income	$ 1,097,400	$ 440,451	$ 2,938,769	$ 2,057,723
Earnings per share
Basic	$ 0.10	$ 0.04	$ 0.26	$ 0.19
Diluted	$ 0.10	$ 0.04	$ 0.26	$ 0.19
Weighted average shares outstanding
Basic	11,057,928	11,025,477	11,045,699	10,845,884
Diluted	11,096,619	11,071,042	11,087,217	10,900,041

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on the company’s consolidated statements of operations for the periods indicated (unaudited):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income	$1,097,400	$440,451	$2,938,769	$2,057,723
Adjustments:
Management fees and other income	(16,262)	(21,550)	(78,973)	(83,768)
General and administrative	703,335	688,516	2,876,300	2,580,899
Depreciation and amortization	409,420	404,897	1,634,044	1,619,239
Business development	8,928	1,632	20,080	48,340
Dividend and interest income	(70,085)	(27,681)	(265,046)	(120,575)
Unrealized (gain) loss on marketable equity securities	(574,142)	227,144	(408,876)	1,117,029
Interest expense	226,856	208,049	846,406	780,223
Gain on Paycheck Protection Program (PPP) loan forgiveness	—	—	—	(307,210)
Total same-store net operating income	$1,785,450	$1,921,458	$7,562,704	$7,691,900

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Same-store revenues	$2,960,108	$3,037,160	$12,111,742	$11,861,082
Same-store cost of operations	$1,174,658	$1,115,702	$4,549,038	$4,169,182
Total same-store net operating income	$1,785,450	$1,921,458	$7,562,704	$7,691,900